DEUTSCHE BANK TRUST COMPANY AMERICAS
DEUTSCHE BANK SECURITIES INC.
60 Wall Street
New York, New York 10005

June 16, 2010

Radio One, Inc.
5900 Princess Garden Parkway
7th Floor
Lanham, Maryland
Attention: Alfred Liggins, President and CEO

$400,000,000 Senior Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

Reference is made to the Engagement Letter, dated as of May 9, 2010 (the “Engagement Letter”), among Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA, collectively, the “Agents”, “DB”, “we” or “us”) and you.  This letter agreement (together with the exhibits attached hereto, this “Commitment Letter”) amends, restates and replaces in its entirety the Engagement Letter.

You have advised each of DBTCA and DBSI that you intend to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Summary of Terms referred to below).

1. Commitments.

In connection with the foregoing, (i) DBTCA is pleased to advise you of its commitment to provide the entire principal amount of the Revolving Credit Facility and (ii) DBSI is pleased to advise you of its agreement to use its commercially reasonable efforts to arrange a syndicate of banks, financial institutions and other institutional lenders (together with DBTCA, the “Lenders”), identified by us (and approved by you (such approval not to be unreasonably withheld, delayed or conditioned)) that will participate in the Term Loan Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Summary of Terms” and, together with Exhibit C hereto, the “Term Sheets”).

DBTCA’s agreement to provide a commitment hereunder is limited to the Revolving Credit Facility as provided in the preceding paragraph, and neither this Commitment Letter nor the Fee Letter (as defined below) is an express or an implied commitment by, and there shall be no obligation of, DBSI, DBTCA or any of their respective affiliates to provide any financing, or to provide or underwrite or participate in any loans or other financing, under the Term Loan Facility. Any such obligation would be required to be evidenced by a separate commitment letter or other definitive agreement in form and substance satisfactory to DB.

2. Titles and Roles.

You hereby appoint (a) DBSI to act, and DBSI hereby agrees to act, as sole book runner and sole lead arranger (DBSI, in such capacity, the “Lead Arranger”), in each case for the Senior Secured Credit Facilities and (b) DBTCA to act, and DBTCA hereby agrees to act, as sole administrative agent and collateral agent for the Senior Secured Credit Facilities (the “Administrative Agent”), in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.  Each of DBSI and DBTCA will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.

In connection with the syndication of the Term Loan Facility, the Lead Arranger shall have the right (subject to your prior approval (not to be unreasonably withheld, delayed or conditioned)) to award one or more of the roles or titles described above, or such other titles as may be determined by the Lead Arranger, to one or more other Lenders or affiliates thereof, in each case as determined by the Lead Arranger in its reasonable discretion.  You agree that, except as contemplated above, no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter, the Fee Letter and the Credit Documentation) will be paid in connection with the Senior Secured Credit Facilities, unless you and we shall so agree.

3. Syndication.

We intend to commence our syndication efforts with respect to the Term Loan Facility promptly upon your execution and delivery to us of this Commitment Letter and the Fee Letter.  All aspects of the syndication of the Term Loan Facility, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by (and coordinated exclusively through) the Lead Arranger, subject to your approval rights as described in Sections 1 and 2 of this Commitment Letter above.  You agree to use commercially reasonable efforts to actively assist us in completing a syndication of the Term Loan Facility that is reasonably satisfactory to us.  Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact between your senior management, representatives and advisors, on the one hand, and the proposed Lenders and rating agencies identified by the Lead Arranger, on the other hand, at mutually convenient times and places reasonably requested by the Lead Arranger (which may be via teleconference), (c) your assistance in the prompt preparation of a Confidential Information Memorandum for the Term Loan Facility and other customary marketing materials and information reasonably deemed necessary by the Lead Arranger to complete a successful syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants, including, without limitation, financial estimates, forecasts, projections and other forward-looking financial information regarding the future performance of you and your subsidiaries (collectively, the “Projections”), (d) the hosting, with the Lead Arranger, of one in-person meeting with prospective Lenders and such other meetings with prospective Lenders at mutually convenient times via teleconference, and (e) your using commercially reasonable efforts to obtain, prior to the launch of the syndication of the Term Loan Facility, public ratings for the Senior Secured Credit Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating of the Borrower from S&P and a public corporate family rating of the Borrower from Moody’s.  You further agree, at the request of the Lead Arranger, to promptly assist in the preparation of a version of Confidential Information Memoranda and other marketing materials and presentations to be used in connection with the syndication of the Term Loan Facility, consisting exclusively of information and documentation that is either (i) of a type that is publicly available from you as a public reporting company or (ii) not material with respect to you or your subsidiaries or any of your securities for purposes of foreign, United States Federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).  Notwithstanding anything to the contrary contained herein, we shall not assign all or any portion of our commitment to provide the Revolving Credit Facility (except to our affiliates) at any time on or prior to the Closing Date.

It is understood that in connection with your assistance described above, customary authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any Private Lender Information (other than information about the Transaction or the Senior Secured Credit Facilities) and exculpate us and you with respect to any liability related to the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof.  Before distribution of any Information Materials, you agree to identify that portion of the Information Materials that may be distributed to the public-side Lenders in a manner acceptable to the Lead Arranger.  By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Agents and the proposed Lenders to treat such Information Materials as not containing any Private Lender Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”).  You agree that, unless expressly identified as “Public Lender Information”, each document to be disseminated by the Lead Arranger (or any other Agent) to any Lender in connection with the Senior Secured Credit Facilities will be deemed to contain Private Lender Information.

You acknowledge that the following documents will contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (a) drafts and final definitive documentation with respect to the Senior Secured Credit Facilities; (b) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notifications of changes in the terms and conditions of the Senior Secured Credit Facilities.  It is understood and agreed that each other document to be disseminated by us to any Lender in connection with the Senior Secured Credit Facilities will contain Private Lender Information unless it is expressly identified by you as containing solely Public Lender Information.

4. Information.

You represent, warrant and covenant that (a) (i) no written information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, budgets, forward-looking statements and general market data) and (ii) no other written information given at information meetings for potential syndicate members and supplied or approved by you or on your behalf prior to such information meetings (other than the Projections, budgets, forward-looking statements and general market data) (such written information being referred to herein collectively as the “Information”) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished (as supplemented and updated), any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in the light of the circumstances under which they were (or hereafter are) made and (b) the Projections that have been or will be made available to the Lead Arranger by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to the Lead Arranger, it being recognized by the Lenders that such Projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized.  You agree that if at any time prior to the Closing Date any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly upon obtaining knowledge thereof supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances.  You understand that, in arranging and syndicating the Term Loan Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

5. Conditions Precedent.

DBTCA’s commitment hereunder, and each Agent’s agreement to perform the services described herein, are subject to (a) there not occurring or becoming known to any Agent any event, change, condition, occurrence or circumstance which, either individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on (i) the Transaction, (ii) the property, assets, business, operations, liabilities or condition (financial or otherwise) of you and your subsidiaries taken as a whole since December 31, 2009 or (iii) the rights or remedies of the Lenders or the ability of you and your subsidiaries to perform your and their obligations to the Lenders under the Senior Secured Credit Facilities (each, a “Material Adverse Effect”); (b) each Agent’s reasonable satisfaction that prior to the Closing Date, there shall be no announcement, offering, placement or arrangement of any debt securities or commercial bank or other senior secured credit facilities (including refinancings and renewals of debt but excluding the Senior Secured Credit Facilities, the Second-Lien Grid Notes, the Unsecured Grid Notes issued in connection with the Exchange and indebtedness under the Existing Credit Facilities incurred for working capital and other ordinary course purposes) by or on behalf of you or any of your subsidiaries which would, in the reasonable judgment of the Lead Arranger, be expected to materially impair the syndication of the Term Loan Facility; (c) your compliance in all material respects with the terms of this Commitment Letter and the Fee Letter, dated as of the date hereof, by and between you and DB (the “Fee Letter”); (d) your having obtained commitments from a syndicate of Lenders for approximately the entire amount of the Term Loan Facility (i.e., $350.0 million) on the terms contemplated by this Commitment Letter; and (e) the other conditions set forth or referred to herein and in the Term Sheets (including Exhibit C hereto).

6. Fees.

As consideration for DBTCA’s commitment hereunder, and each Agent’s agreement to perform the services described herein, you agree to pay to each Agent the fees to which such Agent is entitled as set forth in this Commitment Letter and in the Fee Letter.

7. Expenses; Indemnification.

To induce each Agent to issue this Commitment Letter and the Fee Letter and to proceed with the Credit Documentation, you hereby agree that all reasonable out-of-pocket fees and expenses (including the reasonable fees and expenses of one primary counsel, one local counsel in each relevant jurisdiction and one regulatory counsel) of each Agent and its respective affiliates arising in connection with the Senior Secured Credit Facilities and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation (including in connection with our due diligence and syndication) shall be for your account (and that you shall from time to time promptly after receipt of a reasonably detailed invoice) from any Agent reimburse such Agent and its respective affiliates for all such reasonable out-of-pocket fees and expenses paid or incurred by them), whether or not the Transaction is consummated or the Senior Secured Credit Facilities are made available or the Credit Documentation is executed.  You further agree to indemnify and hold harmless each Agent, each other agent or co-agent (if any) designated by the Lead Arranger with respect to the Senior Secured Credit Facilities (each, a “Co-Agent”), each Lender (including in any event DBTCA) and their respective affiliates and each director, officer, employee, representative, advisor and agent of the foregoing (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co-Agent, any Lender, or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or the Fee Letter and, promptly after receipt of a written request together with documentation reasonably supporting such request, to pay and reimburse each Agent, each Co-Agent, each Lender, and each other Indemnified Person for any reasonable legal (including the reasonable fees and out-of-pocket expenses of one primary counsel, one local counsel in each relevant jurisdiction and, solely in the case of an actual conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnified Persons, taken as a whole) or other reasonable out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent, any Lender, or any other such Indemnified Person is a party to any action or proceeding out of which any such reasonable out-of-pocket expenses arise or such matter is initiated by a third party or by you or any of your affiliates) (any of the foregoing, a “Proceeding”); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent same resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person, its affiliates or any of their respective officers, directors, employees, agents and controlling persons, (ii) any material breach of the obligations of such Indemnified Person under this Commitment Letter or the Fee Letter (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) any dispute solely among Indemnified Persons other than (x) claims against DB in its capacity as an agent or arranger or any similar role under the Senior Secured Credit Facilities and (y) any claims arising out of any act or omission of you or any of your affiliates.  You have no obligation to reimburse any Indemnified Person for fees and expenses unless such Indemnified Person provides to you an undertaking in which such Indemnified Person agrees to refund and return any and all amounts paid by you to such Indemnified Person to the extent any of the foregoing items in clauses (i) through (iii) occurs.

You shall not be liable for any settlement of any claims effected without your written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent or if there is a final judgment against an Indemnified Person with respect to any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the terms of the preceding paragraph.

Neither any Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter or the Fee Letter in the absence of gross negligence, bad faith, willful misconduct or material breach of this Commitment Letter or the Fee Letter on the part of such Agent or other Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, in each case in the absence of gross negligence, bad faith, willful misconduct or material breach of this Commitment Letter or the Fee Letter on the part of such Agent or other Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (z) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Fee Letter or the financing contemplated hereby.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

Each Agent reserves the right to employ the services of its affiliates and branches (including, in the case of DB, Deutsche Bank AG) in providing services contemplated by this Commitment Letter and the Fee Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion.  You acknowledge that, subject to applicable law (i) each Agent may share with any of its affiliates, and such affiliates may share with such Agent, any information related to the Transaction, you (and your subsidiaries and affiliates), or any of the matters contemplated hereby and (ii) each Agent and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or your affiliates may have conflicting interests regarding the transactions described herein or otherwise.  No Agent will, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or the Fee Letter or its other relationships with you to other companies (other than your affiliates).  You also acknowledge that no Agent has any obligation to use in connection with the transactions contemplated by this Commitment Letter or the Fee Letter, or to furnish to you, confidential information obtained by it from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter and the Fee Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part in respect of the transactions contemplated hereby, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letter, (d) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by applicable law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in respect of the transactions contemplated hereby and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.  Additionally, you acknowledge and agree that no Agent or any affiliate thereof is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction in connection with the Transaction.  You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and no Agent or affiliate thereof shall have any responsibility or liability to you with respect thereto.

You further acknowledge that DBSI is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, DBSI or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, subject to compliance with applicable law, including federal securities laws, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your and their respective subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by DBSI, any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed by you to any other person or entity except (a) to your officers, directors, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential basis or (b) as required by applicable law, order of any court or administrative agency or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review; provided that you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) (w) to Moody’s and S&P, (x) to the lenders party to the Existing Credit Facilities and their advisors on a confidential basis, (y) to the holders of the Existing Notes and their respective advisors who are directly involved in the consideration of the Transaction on a confidential basis and (z) in any public filing, prospectus, offering memorandum, offering circular or other marketing materials required in connection with the Transaction or the financing thereof.  The foregoing restrictions with respect to the Commitment Letter (but not, for avoidance of doubt, the Fee Letter or the contents thereof) shall cease to apply after the Credit Documentation shall have been executed and delivered by the parties thereto.

The Agents and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Agent from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Agent, to the extent not prohibited by law, agrees to inform you promptly thereof (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority)), (b) upon the request or demand of any regulatory authority having jurisdiction over such Agent or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Agent or any of its affiliates in violation of any confidentiality obligations owing to you or your affiliates, (d) to the extent that such information is received by such Agent from a third party that is not known by such Agent to be subject to confidentiality obligations to you or your affiliates, (e) to such Agent’s affiliates and their employees, legal counsel, independent auditors and other experts or agents who are directly involved in the consideration of the Transaction or otherwise need to know such information in connection with the Transaction, and are informed of the confidential nature of such information, in each case on a confidential basis, (f) to potential Lenders or participants who agree (which may be pursuant to customary syndication practice) to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (g) for purposes of establishing a “due diligence” defense under applicable U.S. securities law, (h) solely to the extent that such information is independently developed by such Agent or (i) to the extent you shall have consented to such disclosure in writing.  The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the initial funding of the Senior Secured Credit Facilities.

10. Assignments; Etc.

This Commitment Letter and the Fee Letter (and the rights and obligations hereunder and thereunder) shall not be assignable by any party hereto and thereto without the prior written consent of each party hereto and thereto (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you; provided, that DB may assign its rights and obligations hereunder and thereunder to any of its affiliates.  Any and all obligations of, and services to be provided by, any Agent hereunder (including, without limitation, the commitment of DBTCA) may be performed, and any and all rights of any Agent hereunder may be exercised, by or through any of its affiliates or branches.

11. Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent.  Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.  Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be.  You acknowledge that information and documents relating to the Senior Secured Credit Facilities may be transmitted through Intralinks, the internet, email or similar electronic transmission systems, and that no Agent shall be liable for any damages arising from the use by others of information or documents transmitted in such manner, except to the extent such damages are the result of such Agent’s gross negligence, bad faith, willful misconduct or material breach of this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment).  Each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the Closing Date in the form of a “tombstone” or otherwise describing the names of you and your affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent.  This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein.  Matters that are not covered or made clear in this Commitment Letter or in Fee Letter are subject to mutual agreement of the parties hereto.  THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION).

12. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such courts located within New York County, provided, however, that each Agent shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14. Surviving Provisions.

The provisions of Sections 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter and the Fee Letter or the commitment of DBTCA hereunder and our agreements to perform the services described herein; provided that (i) your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality and the payment of annual agency fees to the Administrative Agent, shall automatically terminate and be superseded by the definitive documentation relating to the Senior Secured Credit Facilities upon the initial funding thereunder on the Closing Date and the payment of all amounts owing at such time hereunder and under the Fee Letter and (ii) your obligations under Section 1 of the Fee Letter shall automatically terminate upon the termination of DBTCA’s commitments and agreements in accordance with the terms of Section 16 hereof and Section 2 of the Fee Letter.

15. PATRIOT Act Notification.

Each Agent hereby notifies you that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “PATRIOT Act”), such Agent is required to obtain, verify and record information that identifies you and any other obligor under the Senior Secured Credit Facilities and any related Credit Documentation, which information includes the name, address, tax identification number and other information regarding you and any other obligor that will allow such Agent to identify you and any other obligor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender.  You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.

16. Termination and Acceptance.

DBTCA’s commitment with respect to the Revolving Credit Facility as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) at 5:00 p.m., New York City time, on July 31, 2010, unless on or prior to such time the Transaction has been consummated and the Closing Date has occurred.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on June 21, 2010.  The commitment of DBTCA hereunder, and each Agent’s agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts (which may include delivery via facsimile or electronic transmission) in accordance with the immediately preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:________________________________________
Name:
Title:

By:________________________________________
Name:
Title:

DEUTSCHE BANK SECURITIES INC.

By:________________________________________
Name:
Title:

By:________________________________________
Name:
Title:

Signature Page to Radio One Commitment Letter

Signature Page to Radio One Commitment Letter

Accepted and agreed to as of the date first above written:

RADIO ONE, INC.
By:
Name: Title:
Signature Page to Radio One Commitment Letter

Signature Page to Radio One Commitment Letter

EXHIBIT A
Radio One, Inc.

$400,000,000 Senior Secured Credit Facilities

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”).  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Radio One, Inc., a Delaware corporation (“you” or the “Borrower”), intends to:

(i) commence an exchange offer and consent solicitation (the “Exchange Offer and Consent Solicitation”) prior to the Closing Date (as defined below) with respect to (A) its existing 8.875% senior subordinated notes due 2011 (the “2011 Notes”) in an aggregate outstanding principal amount equal to approximately $101.5 million and (B) its existing 6.375% senior subordinated notes due 2013 (the “2013 Notes” and, together with the 2011 Notes, the “Existing Notes”) in an aggregate outstanding principal amount equal to approximately $200.0 million, pursuant to which the Borrower shall (x) offer to exchange any and all of the outstanding Existing Notes, subject to the satisfaction of the Minimum Condition (as defined in Exhibit C), for new senior unsecured grid exchange notes due 2017 (the “Unsecured Grid Notes”) in an aggregate principal amount of up to approximately $281.5 million, (y) solicit consents to amendments (the “Existing Notes Indenture Amendments”) to each indenture relating to the Existing Notes to substantially eliminate the covenants contained therein on terms satisfactory to the Administrative Agent, and (z) concurrently with the consummation of the Refinancing, exchange all of the Existing Notes validly tendered and not withdrawn pursuant to the Exchange Offer and Consent Solicitation for Unsecured Grid Notes, and pay all related premiums, consent fees and accrued and unpaid interest payable in connection therewith (the “Exchange”);

(ii) issue senior second-lien secured grid notes in an aggregate principal amount of up to $100.0 million (the “Second-Lien Grid Notes” and, together with the Unsecured Grid Notes, the “Grid Notes”) pursuant to the indenture governing the same (the “Second-Lien Grid Note Indenture”);

(iii) repay in full all outstandings (and terminate any commitments) (collectively, the “Refinancing”) under the Borrower’s existing senior secured credit facilities (the “Existing Credit Facilities”) in an aggregate principal amount equal to approximately $352.0 million;

(iv) acquire not less than 15.0% and not more than 19.50% of the equity interests of TV One, LLC (“TV One”) on the Closing Date pursuant to the Second Amended and Restated Limited Liability Company Operating Agreement of TV One, LLC, dated as of December 28, 2004 (as amended, supplemented or otherwise modified from time to time through the Closing Date, including the modifications or supplements pursuant to any written agreements between Radio One Cable Holdings, Inc. (“ROCH”) and any other member or members of TV One as of the Closing Date relating to the Initial TV One Investment (as defined below) and the Agreement, dated May 25, 2010, among ROCH and the DTV Investors (as defined in the Description of Second-Lien Notes) relating to the terms of any acquisitions by ROCH of equity interests of TV One from the DTV Investors, the “TV One LLC Agreement”) (the “Initial TV One Investment”); and

(v) enter into the Senior Secured Credit Facilities described below.

The sources of funds needed to (i) effect the Refinancing, (ii) finance the Initial TV One Investment, (iii) pay all fees and expenses incurred in connection with the Transaction referred to below (the “Transaction Costs”), and (iv) provide for the working capital needs and general corporate requirements of the Borrower and its subsidiaries shall be provided solely through:

(i)   a $350.0 million “B” term loan facility (the “Term Loan Facility”);

(ii)  a “super-priority” revolving credit facility in an aggregate principal amount of $50.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”), provided that no portion of the Revolving Credit Facility may be utilized to make payments owing to finance the Refinancing or the Initial TV One Investment or to pay Transaction Costs;

(iii) cash proceeds from the issuance of the Second-Lien Grid Notes; and

(iv) to the extent necessary, cash on hand of the Borrower on the Closing Date.

The date on which the Refinancing, the Initial TV One Investment and the Exchange are consummated, and the initial borrowings are made under the Term Loan Facility, is referred to herein as the “Closing Date”.

The transactions described above in this Exhibit A are collectively referred to herein as the “Transaction”.

A-1

EXHIBIT B
Radio One, Inc.

$400,000,000 Senior Secured Credit Facilities

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the commitment letter to which this Exhibit B is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Borrower:	Radio One, Inc., a Delaware corporation (the “Borrower”).
Administrative Agent:
DBTCA will act as sole administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other lenders (together with DBTCA, the “Lenders”) and will perform the duties customarily associated with such roles.

Sole Lead Arranger and Book-Running Manager:
DBSI will act as sole lead arranger and sole book-running manager for the Term Loan Facility (as defined below) and will perform the duties customarily associated with such roles (the “Lead Arranger”).

Senior Secured Credit Facilities:	A. Term Loan Facility
1. Amount: “B” term loan facility in an aggregate principal amount of $350.0 million (the “Term Loan Facility”).

2.  Use of Proceeds:  The proceeds of the loans made pursuant to the Term Loan Facility on the Closing Date (the “Term Loans”) shall be utilized solely (i) first, to finance, in part, the Refinancing and the Initial TV One Investment and to pay the Transaction Costs and (ii) second, after application pursuant to preceding clause (i) on the Closing Date, for working capital and general corporate purposes, including capital expenditures, permitted investments and Permitted Acquisitions (to be defined on a basis to be mutually agreed).

3.  Maturity:  The final stated maturity date of the Term Loan Facility shall be the date occurring 91 days prior to the sixth anniversary of the Closing Date (the “Initial Term Loan Maturity Date”); provided that the final stated maturity date shall instead be the date occurring on the seventh anniversary of the Closing Date if no Second-Lien Grid Notes or Permitted Refinancing Indebtedness (to be defined) in respect thereof (other than Permitted Refinancing Indebtedness that does not mature or require any scheduled amortization or payments of principal prior to the date that occurs 7-1/2 years following the Closing Date) in an aggregate outstanding principal amount in excess of $15,000,000 remains outstanding on the last day of the fiscal quarter of the Borrower ended nearest (and prior) to the Initial Term Loan Maturity Date (such final stated maturity date as in effect at any time, as the same may be extended pursuant to the immediately preceding proviso, the “Term Loan Maturity Date”).
4.  Amortization:  (i) During the first 5-1/2 years (or, if the Term Loan Maturity Date is extended as provided above, 6-3/4 years) following the Closing Date, quarterly amortization of the Term Loans shall be required in an amount equal to 0.25% of the initial aggregate principal amount of Term Loans incurred on the Closing Date.
(ii)  The remaining aggregate principal amount of Term Loans shall be due and payable in full on the Term Loan Maturity Date.
5. Availability:  Term Loans may only be incurred on the Closing Date.  No amount of Term Loans once repaid may be reborrowed.

6.  Issuance Price:  99.0%; provided that the discount to par reflected in the issuance price of Term Loans may, at the election of the Lead Arranger, be taken in the form of an upfront fee paid on the Closing Date.

B.  Revolving Credit Facility
1.  Amount:  “Super-priority” revolving credit facility in an aggregate principal amount of $50.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facilities”).
2.  Use of Proceeds:  The proceeds of loans under the Revolving Credit Facility (the “Revolving Loans”) shall be utilized for working capital and general corporate purposes (including, but not limited to, capital expenditures, permitted investments and Permitted Acquisitions), provided that no portion of the proceeds of the Revolving Credit Facility may be utilized to pay amounts owing to finance the Refinancing (other than to issue replacement or backstop Letters of Credit referred to below on the Closing Date), the Initial TV One Investment or to pay any Transaction Costs.
3.  Maturity:  The final maturity date of the Revolving Credit Facility shall be 4 years from the Closing Date (the “Revolving Loan Maturity Date”).
4.  Availability:  Revolving Loans may be borrowed, repaid and reborrowed (without premium or penalty) on and after the Closing Date and prior to the Revolving Loan Maturity Date in accordance with the terms of the definitive credit documentation governing the Senior Secured Credit Facilities (the “Credit Documentation”).
5.  Letters of Credit:  A portion of the Revolving Credit Facility in an amount to be mutually agreed will be available for the issuance of stand-by and trade letters of credit (“Letters of Credit”) by DBTCA (in such capacity, the “Issuing Lender”) to support permitted obligations of the Borrower and its subsidiaries.  Maturities for Letters of Credit will not exceed twelve months (in the case of standby Letters of Credit) or 180 days (in the case of trade Letters of Credit), renewable annually thereafter in the case of standby Letters of Credit and, in any event, shall not extend beyond the fifth business day prior to the Revolving Loan Maturity Date; provided, however, that any standby letter of credit may provide for automatic renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the fifth business day prior to the Revolving Loan Maturity Date).  Letter of Credit outstandings will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.  Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in all Letter of Credit outstandings.
6.  Swingline Loans:  A portion of the Revolving Credit Facility in an amount to be mutually agreed shall be available prior to the Revolving Loan Maturity Date for swingline loans (the “Swingline Loans” and, together with Revolving Loans and Term Loans, the “Loans”) to be made by DBTCA (in such capacity, the “Swingline Lender”) on same-day notice.  Any Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.  Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swingline Loan.

Guaranties:
Each direct and indirect Restricted Subsidiary (as defined below) of the Borrower (each, a “Guarantor” and, collectively, the “Guarantors”) shall be required to provide an unconditional guaranty (collectively, the “Guaranties” and, each, a “Guaranty”) of all amounts owing under the Senior Secured Credit Facilities and, to the extent reasonably requested by DBTCA and agreed by the Borrower, the obligations of the Borrower under interest rate and/or foreign currency swaps or similar agreements with a Lender or its affiliates (the “Secured Hedging Agreements”).  Such Guaranties shall be in form and substance reasonably satisfactory to DB and the Borrower and shall be guarantees of payment and not of collection.  Notwithstanding anything to the contrary contained above, none of (i) any non-U.S. subsidiary of the Borrower which is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code) (each, a “CFC”), (ii) any Pass-Through Foreign Holding Company (to be defined as any subsidiary that is (x) a domestic subsidiary substantially all of whose assets consist, directly or indirectly, of CFCs or (y) treated as disregarded for U.S. federal income tax purposes and owns more than 65% of the voting stock of a CFC or a subsidiary described in preceding clause (x)), (iii) any Unrestricted Subsidiary (as defined below) or (iv) an Immaterial Subsidiary (as defined in the Description of Second-Lien Notes), shall be required to provide a Guaranty (or constitute a Guarantor).

Security:
All amounts owing under the Senior Secured Credit Facilities and (if applicable) the Secured Hedging Agreements (and all obligations under the Guaranties) will be secured by (x) a first priority perfected security interest (subject to permitted liens and other exceptions to be mutually agreed, including but not limited to the requirement to perfect any security interests in motor vehicles and other assets subject to certificates of title; certain fixtures, and those assets as to which the Administrative Agent shall determine that the costs of perfection are excessive in relation to the value to be afforded thereby) in all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors, provided that not more than 65% of the total outstanding voting stock of any CFC shall be required to be pledged and (y) a first priority perfected security interest (subject to permitted liens and other exceptions to be mutually agreed) in all other tangible and intangible assets (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, FCC licenses (including proceeds from any sale or disposition of any FCC license), cash, bank and securities deposit accounts and owned real estate) owned by the Borrower and the Guarantors (all of the foregoing, the “Collateral”).
Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned real property with a value of less than an amount to be mutually agreed (with any required mortgages on properties with a value greater than such amount being permitted to be delivered post-closing) and all leaseholds; (ii) equity interests of non-wholly owned subsidiaries and joint ventures, to the extent prohibited under the organizational documents of such non-wholly owned subsidiaries or joint ventures; (iii) licenses, instruments and agreements to the extent, and so long as, the pledge thereof as Collateral would violate the terms thereof, but only, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Uniform Commercial Code (“UCC”), Title II of the United States Code (the “Bankruptcy Code”) or any other requirement of law; (iv) FCC licenses to the extent the pledge thereof is prohibited by the Communications Act or any other applicable law; (v) other assets to the extent the pledge thereof is prohibited by applicable law, but only to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC, Bankruptcy Code or any other requirement of law; and (vi) such other assets of the Borrower and the Guarantors as may be agreed by the Administrative Agent; provided, however, that the foregoing provisions of this paragraph shall not exclude any rights and remedies incident or appertaining to any FCC licenses or any rights to receive any and all proceeds derived from, or in connection with, any disposition of all or any portion of such licenses or any radio station owned by the Borrower or any of its Restricted Subsidiaries.
In the event of any enforcement against the Collateral (and in the case of any distributions pursuant to bankruptcy, insolvency or similar proceedings, whether or not representing the proceeds of Collateral), the proceeds thereof shall be applied (i) first, to repay or cash collateralize all obligations or Letter of Credit outstandings, as applicable, under the Revolving Credit Facility and (ii) second, to pay all obligations owing in respect of the Term Loan Facility and Secured Hedging Agreements (ratably among the holders of such obligations).
All documentation (collectively referred to herein as the “Security Agreements”) evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower (including the “waterfall” and related provisions providing for the “super-priority” status of obligations under the Revolving Credit Facility), and shall effectively create first priority security interests (subject to permitted liens and other exceptions to be mutually agreed) in the property purported to be covered thereby, with such exceptions as are described above or are otherwise acceptable to the Administrative Agent in its reasonable discretion.

Intercreditor Matters
The priority of the security interests in the Collateral and related creditors rights will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) reasonably acceptable to the Borrower, DB, the Lenders and the holders of Second-Lien Grid Notes.  The Intercreditor Agreement will provide (in each case, except to the extent the Administrative Agent otherwise determines), inter alia, for (i) subordination of security interests of the holders of Second-Lien Grid Notes to the security interests of the Lenders under the Senior Secured Credit Facilities, (ii) “turnover” provisions with respect to Collateral proceeds, (iii) limitations on the voting rights of holders of Second-Lien Grid Notes with respect to the release of Collateral and the enforcement of remedies with respect to the Collateral, (iv) a waiver of the right of holders of Second-Lien Grid Notes to challenge any “debtor-in-possession financing” or other bankruptcy financing approved by the Lenders under the Senior Secured Credit Facilities, and (v) a 120-day standstill period for the enforcement of remedies by the holders of Second-Lien Grid Notes with respect to the Collateral (commencing with the acceleration of Second-Lien Grid Notes in accordance with the terms of the indenture governing the same).

Optional Commitment Reductions:
The unutilized portion of the total commitments under the Revolving Credit Facility may, upon three business days' notice, be permanently reduced or terminated by the Borrower without premium or penalty in minimum amounts to be mutually agreed.

Voluntary Prepayments:
Voluntary prepayments may be made at any time on three business days’ notice in the case of LIBOR Loans, or one business day’s notice in the case of Base Rate Loans (or same day notice in the case of Swingline Loans), without premium or penalty, in minimum principal amounts to be mutually agreed; provided that voluntary prepayments of LIBOR Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs; provided that if any default or event of default exists under the Senior Secured Credit Facilities at the time of the proposed prepayment of any Term Loans, Revolving Loans, Swingline Loans and Letters of Credit shall first be repaid in full and/or cash collateralized, as applicable, before any such prepayment of Term Loans shall be made (with no accompanying permanent reduction in commitments under the Revolving Credit Facility in connection therewith).  Voluntary prepayments of Term Loans shall be applied to reduce future scheduled amortization payments of the Term Loans in such manner as directed by the Borrower at the time of such prepayment.

Mandatory Repayments and Commitment Reductions:
Mandatory repayments of Term Loans shall be required from (a) 100% of the net cash proceeds (net of taxes and costs and expenses in connection with the sale) from (x) asset sales by the Borrower and its Restricted Subsidiaries and (y) transfers of assets of, or equity interests in, any Unrestricted Subsidiary to certain affiliated persons (including sales or issuances of equity interests of any subsidiary of the Borrower but subject to certain ordinary course and reinvestment exceptions for a period of twelve months following such sale), (b) 100% of the net cash proceeds from issuances or incurrences of debt (with appropriate exceptions to be mutually agreed, including in any event all permitted indebtedness) by the Borrower and its Restricted Subsidiaries, (c) commencing with the fiscal year of the Borrower ended December 31, 2011, a percentage of annual Excess Cash Flow (to be defined in a manner to be mutually agreed but excluding, for avoidance of doubt, the proceeds of any equity issuance by the Borrower) of the Borrower and its Restricted Subsidiaries equal to 50%, with step-downs (so long as no event of default under the Senior Secured Credit Facilities is then in existence) to (i) 25% at any time the Total Net First-Lien Leverage Ratio (as defined below) is less than or equal to 3.25:1.00 but greater than 2.50:1.00 and (ii) zero at any time the Total Net First-Lien Leverage Ratio is less than or equal to 2.50:1.00, with such required prepayment amount to be reduced dollar-for-dollar by the amount of voluntary prepayments of Loans made with internally generated funds (including under the Revolving Credit Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments), and (d) 100% of the net cash proceeds in excess of $5.0 million from insurance recovery and condemnation events of the Borrower and its Restricted Subsidiaries (subject to certain reinvestment rights for a period twelve months following receipt of such proceeds).
All mandatory repayments of Term Loans made pursuant to clauses (a) through (d), inclusive, above will be applied to reduce future scheduled amortization payments of Term Loans pro rata based upon the then remaining amounts of such payments.  To the extent the amount of any mandatory repayment which would otherwise be required pursuant to clause (a), (b), (c) or (d) of the immediately preceding paragraph exceeds the aggregate principal amount of Term Loans then outstanding, such excess shall apply to permanently reduce the commitments under the Revolving Credit Facility, provided that the commitments under the Revolving Credit Facility shall not be reduced to below $25.0 million by operation of this sentence.  In addition, if at any time the outstandings pursuant to the Revolving Credit Facility (including Letter of Credit outstandings and Swingline Loans) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans and/or Swingline Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess.
Notwithstanding the foregoing, (i) Lenders holding Term Loans shall have the right to decline all or a portion of their pro rata share of any mandatory repayment of Term Loans as otherwise required above (excluding scheduled amortizations) on terms to be established by the Administrative Agent, in which case the amounts so declined shall be re-offered ratably to all such non-declining Lenders and, to the extent not thereafter accepted by such non-declining Lenders, retained by the Borrower, and (ii) if a default or event of default under the Senior Secured Credit Facilities exists at the time of any mandatory repayment of Term Loans otherwise required above, the Revolving Loans, Swingline Loans and Letters of Credit shall first be repaid and/or cash collateralized, as applicable, in the amount otherwise required to be applied to the Term Loans (with no accompanying permanent reduction in commitments under the Revolving Credit Facility in connection therewith, unless a Material Default (to be defined, any payment, cross-acceleration or bankruptcy default under the Senior Secured Credit Facilities) then exists), with any excess to be applied as otherwise required above (without regard to this sentence).

Interest Rates:
At the Borrower’s option, Loans may be maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (or, in the case of Term Loans only, if greater at any time, the Base Rate Floor (as defined below)) in effect from time to time plus the Applicable Margin (as defined below) or (y) LIBOR Loans, which shall bear interest at LIBOR (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period (or, in the case of Term Loans only, if greater at any time, the LIBOR Floor (as defined below)), plus the Applicable Margin, provided, that all Swingline Loans shall bear interest based upon the Base Rate.
“Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Term Loans (A) maintained as Base Rate Loans, 4.00%, and (B) maintained as LIBOR Loans, 5.00%;  (ii) in the case of Revolving Loans (A) maintained as Base Rate Loans, 3.50%, and (B) maintained as LIBOR Loans, 4.50%; and (iii) in the case of Swingline Loans, 3.50%; provided that, in any event, the Applicable Margin with respect to Revolving Loans maintained as Base Rate Loans or LIBOR Loans shall be 0.50% below the Applicable Margin with respect to Term Loans maintained as Base Rate Loans or LIBOR Loans, as applicable.
“Base Rate” shall mean the highest of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate and (z) LIBOR for an interest period of one month plus 1.00%.
“Base Rate Floor” shall mean 3.00% per annum.
“LIBOR Floor” shall mean 2.00% per annum.
Interest periods of 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Loans, as applicable, under a given tranche of the Senior Secured Credit Facilities, 9 or 12 months (or such other periods less than 1 month as determined by the Administrative Agent), shall be available in the case of LIBOR Loans.  The Borrower shall be entitled to maintain up to 6 LIBOR borrowings outstanding at any time.
The Senior Secured Credit Facilities shall include customary protective provisions for such matters as, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes.  The Borrower shall have the right to replace (or, in the case of clause (ii) below, terminate the commitments of) any Lender that (i) charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence, (ii) is a Defaulting Lender (as defined below) or (iii) refuses to consent to certain amendments or waivers of the Senior Secured Credit Facilities which expressly require the consent of such Lender and which have been approved by the Required Lenders.
Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter.  Interest in respect of LIBOR Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months.  Interest will also be payable at the time of repayment of any Loans and at maturity.  All interest on Base Rate Loans, LIBOR Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:
Upon and during the continuance of any payment or bankruptcy event of default (or any other event of default if requested by the Required Lenders referred to below), principal, interest and other amounts under the Senior Secured Credit Facilities shall bear interest at the rate then borne by the applicable borrowing plus 2.0% per annum (or, if any such amount does not relate to a borrowing under a specific tranche of the Senior Secured Credit Facilities, the rate which is 2.0% in excess of the rate applicable to Revolving Loans maintained as Base Rate Loans).  Such interest shall be payable promptly upon written demand.

Commitment Fee:
A commitment fee, at a per annum rate of 0.50%, on the daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility (for such purpose, disregarding outstanding Swingline Loans as a utilization of the Revolving Credit Facility), will commence accruing on the Closing Date and will be payable quarterly in arrears.

Letter of Credit Fees:
A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as LIBOR Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit, and a facing fee of 0.125% per annum for each Letter of Credit (the “Facing Fee”) to be paid to the Issuing Lender for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof.  Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears.  In addition, the Issuing Lender will be paid its customary and reasonable administrative charges in connection with Letters of Credit issued by it.

Agent/Lender Fees:	The Administrative Agent, the Lead Arranger and the Lenders shall receive such fees as have been separately agreed upon.
Conditions Precedent:
A.To Initial Loans:
Those conditions precedent set forth herein, in the Commitment Letter and on Exhibit C to the Commitment Letter.
B.To All Loans and Letters of Credit
(i)All representations and warranties shall be true and correct in all material respects on and as of the date of each borrowing of a Loan and each issuance of a Letter of Credit (although any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), immediately before and after giving effect to such borrowing or issuance and to the application of the proceeds therefrom.
(ii)No event of default under the Senior Secured Credit Facilities or event which with the giving of notice or lapse of time or both would be an event of default under the Senior Secured Credit Facilities, shall have occurred and be continuing at the time of, or would result from, any borrowing of a Loan or issuance of a Letter of Credit.

Representations and Warranties:
Representations and warranties will be limited to the following, in each case with exceptions, materiality thresholds, limitations and qualifications to be mutually agreed: (i) organizational status, (ii) organizational power and authority, (iii) due authorization, execution and delivery and enforceability of the Credit Documentation, (iv) no violation or conflicts with laws, material contracts or charter documents, (v) governmental and third-party approvals, (vi) historical financial statements, undisclosed liabilities and projections, (vii) absence of a Material Adverse Effect since the date of the last audited financial statements delivered prior to the Closing Date, (viii) solvency (on a consolidated basis), (ix) absence of material litigation, (x) true and complete written disclosure, (xi) use of proceeds and compliance with Margin Regulations, (xii) tax returns and payments, (xiii) compliance with ERISA, environmental law, general statutes, etc., (xiv) ownership of property, (xv) validity, perfection and priority of security interests under Security Agreements, subject to liens permitted under the Credit Documentation (xvi) inapplicability of Investment Company Act, (xvii) employment and labor relations, (xviii) intellectual property, franchises, licenses, permits, etc., including licenses issued by the Federal Communication Commission (the “FCC”), (xix) Existing Indebtedness, (xx) maintenance of insurance, (xxi) status of obligations under the Senior Secured Credit Facilities as “senior debt” and “designated senior debt” for the purposes of the Existing Notes and any Permitted Subordinated Notes (to be defined), and (xxii) subordination.

Covenants:
Affirmative, negative and financial covenants (in each case, applicable to the Borrower, its Restricted Subsidiaries and, in the case of the negative covenant referred to in clause (b)(viii) below, certain Unrestricted Subsidiaries1) will be limited to the following, in each case with exceptions, limitations, qualifications and “baskets” thereto as provided herein and in Annex A hereto and such others as may be mutually agreed):
(a)Affirmative Covenants - (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes; (iii) maintenance of insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals (including FCC licenses); (v) visitation and inspection rights (subject to frequency and cost reimbursement limitations); (vi) keeping of proper books in accordance with generally accepted accounting principles (“GAAP”); (vii) maintenance of properties (subject to normal wear and tear, casualty and condemnation); (viii) maintenance of corporate separateness among the Borrower and its subsidiaries (including Unrestricted Subsidiaries referred to below); (ix) further assurances as to perfection and priority of security interests and additional guarantors; (x) notice of defaults, material litigation and certain other material events; (xi) financial and other reporting requirements (including, without limitation, (1) unaudited quarterly and audited annual financials for the Borrower and its subsidiaries on a consolidated basis (in accordance with GAAP) and projections prepared by management of the Borrower and provided on an annual basis, in each case with accompanying management discussion and analysis (other than information subject to confidentiality agreements or attorney/client work privilege), (2) certain financial information with respect to TV One and Reach Media and (3) quarterly informational calls with Lenders); (xii) use of proceeds; (xiii) ownership of subsidiaries; (xiv) covenant requiring special-purpose license subsidiaries to hold and maintain all FCC licenses; and (xv) use of commercially reasonable efforts to maintain a corporate credit rating from Standard & Poor’s Ratings Services (“S&P”) and a corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”), in each case with respect to the Borrower, and a rating of the Senior Secured Credit Facilities by each of S&P and Moody’s.
(b)Negative Covenants - Restrictions on (i) liens (with an exception for, among other things, second-priority liens securing the Second-Lien Grid Notes on the terms provided in the Intercreditor Agreement); (ii) debt, including guarantees or other contingent obligations; (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets (including sale-leaseback transactions but with exceptions to include (x) sales of air-time advertisements and certain other assets in the ordinary course of business and (y) sales of obsolete or worn out assets); (v) loans, acquisitions, joint ventures and other investments; provided that the Borrower and the Guarantors shall be permitted to effect Permitted Acquisitions, subject to the absence of any default or event of default under the Senior Secured Credit Facilities, the accuracy of all representatives and warranties in all material respects, proforma compliance with the Financial Covenants as of the last day of the most recent determination period, line of business restrictions, provision of Guaranties and Security Agreements and such other requirements as may be mutually established pursuant to the Credit Documentation; (vi) dividends and other distributions to, and redemptions and repurchases from, equity holders; (vii) prepaying, redeeming or repurchasing certain debt (including the Grid Notes, the Existing Notes and any Permitted Subordinated Debt); (viii) transactions with affiliates; (ix) restrictions on distributions, advances and asset transfers by subsidiaries; (x) formation of subsidiaries, subject to the provision of Guaranties and Security Agreements; (xi) issuances of certain equity interests, (xii) changes in the nature of business; (xiii) amending organizational documents, or amending or otherwise modifying certain debt documents, tax sharing agreements and other material agreements; (xiv) changes in fiscal quarters and fiscal years; (xv) negative pledges; (xvi) the designation of any “designated senior debt” (other than the Senior Secured Credit Facilities) for purposes of the Existing Notes and any Permitted Subordinated Debt; (xvii) passive-holding company covenants to be applicable to Pass-Through Foreign Holding Companies; (xviii) special “conduct of business” covenants applicable to Radio One Cable Holdings Inc. and TV One requiring (w) ROCH to engage in no business other than holding equity interests of TV One and certain limitations on the incurrence of debt and liens, (x) ROCH to remain a wholly owned Restricted Subsidiary of the Borrower at all times, (y) all equity interests of TV One owned or acquired by the Borrower or any of its Restricted Subsidiaries to be held directly and solely by ROCH and (z) ROCH to cause TV One to distribute promptly to ROCH net cash proceeds from any TV One Disposition (as defined in the Description of Second-Lien Notes); and (xix) debt of TV One if the amount thereof, together with obligations under the Senior Secured Credit Facilities, would exceed the debt cap in clause (i) of the definition of “Permitted Debt” in the Description of Second-Lien Notes.
(c)Financial Covenants.  The following financial covenants (the “Financial Covenants”) (with financial definitions and covenant levels to be mutually agreed and, in any event, consistent with the terms of Annex B hereto and the following sentence):

• Maintenance of a maximum ratio (the “Total First-Lien Net Leverage Ratio”) of Total Consolidated Net First-Lien Debt to Consolidated EBITDA; and
• Maintenance of a minimum Interest Coverage Ratio.

“Total Consolidated Net First-Lien Debt” shall (x) be defined to include secured indebtedness (other than the aggregate outstanding principal amount of Second-Lien Grid Notes) and (y) be determined net of Unrestricted Cash (to be defined on a basis to be mutually agreed) on hand of the Borrower and the Guarantors not to exceed $75.0 million. Financial Covenant levels shall be set with a cushion of 20% to 25% off model projections provided to the Lead Arranger on or prior to the date of the Commitment Letter.

All of the Financial Covenants will be tested on a quarterly basis and calculated on a consolidated basis for the Borrower and its Restricted Subsidiaries for each consecutive four fiscal quarter period.

Unrestricted Subsidiaries:
The Credit Documentation will contain provisions pursuant to which, subject to no default or event of default, limitations on investments, pro forma compliance with the Financial Covenants and other conditions to be mutually agreed2, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than ROCH and any FCC license subsidiary) as an “unrestricted subsidiary” (each, an “Unrestricted Subsidiary”) and to subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) each of TV One, LLC and Reach Media Inc., shall be deemed to be Unrestricted Subsidiaries as of the Closing Date, (ii) any Restricted Subsidiary previously designated as an Unrestricted Subsidiary may not thereafter be re-designated as an Unrestricted Subsidiary (other than a Restricted Subsidiary of TV One or Reach Media that is an Unrestricted Subsidiary on the Closing Date, so long as any such redesignation as an Unrestricted Subsidiary occurs on a one-time basis immediately after a “deemed designation” described in clause (iv) below), (iii) no subsidiary may be designated as an Unrestricted Subsidiary, unless it is also an “unrestricted subsidiary” for purposes of the Existing Notes, the Grid Notes and any Permitted Subordinated Debt, (iv) if, at any time, (x) the Borrower, any of its Restricted Subsidiaries and/or any Affiliate Entity (to be defined) becomes the beneficial owner of 90% or more of the outstanding equity interests of TV One or (y) the Borrower, any of its Restricted Subsidiaries and/or any Affiliate Entity becomes the beneficial owner of 80% or more of the equity interests in Reach Media, then TV One or Reach Media (and each of their respective subsidiaries), as the case may be, shall automatically become a Restricted Subsidiary and be required to execute a Guaranty and the Security Agreements (it being understood that if any such deemed designation results in a breach of the debt, lien or investment covenants contained in the Credit Documentation, such breach shall result in an event of default under the Senior Secured Credit Facilities), and (v) if, at any time, TV One ceases to be a subsidiary of the Borrower, then TV One (and each of its subsidiaries) shall cease to constitute an Unrestricted Subsidiary and shall be deemed to be a new investment made by the Borrower and its Restricted Subsidiaries (determined using the fair market value of the equity interests of TV One at such time) for purposes of the Credit Documentation (it being understood that if any such deemed investment results in a breach of the investment covenant contained in the Credit Documentation, such breach shall result in an event of default under the Senior Secured Credit Facilities).  The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an investment for purposes of the investment covenant in the Credit Documentation, and the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of indebtedness and liens by a Restricted Subsidiary of any outstanding indebtedness or liens, as applicable, of such redesignated Restricted Subsidiary for purposes of the Credit Documentation.  Except as provided elsewhere herein and in Annex B hereto and for certain limited exceptions to be mutually agreed, Unrestricted Subsidiaries will not be subject to the representations and warranties, affirmative or negative covenants or events of default provisions of the Credit Documentation, and the results of operations and indebtedness of Unrestricted Subsidiaries will not be taken into account for purposes of determining compliance with any Financial Covenants or financial tests contained in the Credit Documentation.  Upon designation of an Unrestricted Subsidiary in accordance with the requirements in the Credit Documentation, the Administrative Agent shall be authorized to execute and deliver all necessary documentation to release all security interests granted on the assets of such subsidiary and to release such subsidiary from any Guaranty to which it is a party.  Subsidiaries of the Borrower which are not Unrestricted Subsidiaries are herein called “Restricted Subsidiaries”.

Events of Default:
Events of Default (to be applicable to the Borrower, its Restricted Subsidiaries and, in the case of clauses (iv), (v) and (vii) below, TV One) will be limited to the following, in each case, with exceptions, limitations and qualifications to be mutually agreed:  (i) nonpayment of principal when due or interest, fees or other amounts after a grace period to be mutually agreed; (ii) failure to perform or observe covenants set forth in the Credit Documentation, subject (where customary and appropriate) to notice and an appropriate grace period to be mutually agreed; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-defaults to other indebtedness (i.e., failure to pay at final maturity, cross-acceleration and other events which permit the holder of such indebtedness to accelerate the maturity thereof after the passage of any applicable grace period) in an amount to be mutually agreed; (v) bankruptcy, insolvency proceedings, etc. (with a 60 day grace period for involuntary proceedings); (vi) general inability to pay debts, attachment, etc.; (vii) final monetary judgment defaults in an amount to be mutually agreed (in excess of insurance provided by reputable providers for which coverage has not been disclaimed after written notice thereto); (viii) customary ERISA defaults; (ix) actual or asserted invalidity of Credit Documentation (including the Intercreditor Agreement) or subordination provisions or impairment of the security interests in a material portion of the Collateral (other than as a result of any act or omission by the Administrative Agent which does not result from the breach or non-compliance by the Borrower or any Guarantor with the terms of the Credit Documentation); (x) Change of Control (to be defined on a basis to be mutually agreed); and (xi) the revocation, termination and/or suspension of FCC licenses or other required authorization that has had, or could reasonably be expected to have, a Material Adverse Effect.

Assignments and Participations:
The Borrower may not assign its rights or obligations under the Senior Secured Credit Facilities.  Any Lender may assign, and may sell participations in, its rights and obligations under the Senior Secured Credit Facilities, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and restrictions on participations to the Borrower and its affiliates and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount to be established by the Administrative Agent (or, if less, the entire amount of such assignor’s commitments and outstanding Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent, (iii) restrictions on assignments to any entity that is not an Eligible Transferee (to be defined to exclude, except in connection with a Permitted Affiliate Buy-Back (as defined below), the Borrower and its affiliates), (iv) except in the case of an assignment to any Lender, its affiliates or an “approved fund” of a Lender, the receipt of the consent of the Administrative Agent, and so long as no payment or bankruptcy default and no payment or bankruptcy event of default exists under the Senior Secured Credit Facilities, the consent of the Borrower (such consent, in any case, not to be unreasonably withheld, delayed or conditioned)) and (v) in the case of the assignment of any commitments under the Revolving Credit Facility, the consent of the Swingline Lender and each Issuing Lender (such consent, in each case, not to be unreasonably withheld, delayed or conditioned).  The Senior Secured Credit Facilities shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Secured Credit Facilities and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment and/or Loans, as applicable.
The Credit Documentation shall provide that Term Loans may from time to time be purchased by, and assigned to, affiliates of the Borrower (other than the Borrower and its subsidiaries) through open market purchases, subject to notice and other procedures and conditions to be agreed; provided that (i) no default or event of default then exists under the Term Loan Facilities or would result therefrom, (ii) the applicable affiliate shall make a representation that it is not in possession of any material non-public information, (iii) such affiliates shall be deemed to vote the Term Loans held by them proportionally with the other Lenders with respect to any vote, consent or waiver requiring the approval of the Required Lenders, (iv) Term Loans owned or held by such affiliates shall not, in the aggregate, exceed 10% of the outstanding principal amount of all Term Loans, and (v) such affiliates shall not be permitted to attend any “lender-only” conference calls or meetings or receive any related “lender-only” information (any such purchase and assignment, a “Permitted Affiliate Buy-Back”).

Waivers and Amendments:
Amendments and waivers of the provisions of the Credit Documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the Senior Secured Credit Facilities (the “Required Lenders”), except that (a) the consent of each Lender with obligations directly affected thereby will be required with respect to (i) increases in commitment amounts of such Lender, (ii) reductions of principal, interest or fees (provided, that a waiver of post-default interest, any default or any event of default shall not constitute a reduction of interest for this purpose), (iii) extensions of payments of any Loans (or commitments under the Revolving Credit Facility) at final stated maturity or times for payment of interest or fees, and (iv) modifications to the pro rata sharing or payment provisions (except in connection with (x) a prepayment of Loans by the Borrower (offered ratably to all Lenders with Loans under the applicable tranche) at a discount to par on terms and conditions approved by the Administrative Agent and the Required Lenders and (y) the extension of commitments and/or outstanding Loans of a given Lender under one or more tranches of the Senior Secured Credit Facilities on terms agreed by the Borrower, the Required Lenders and such extending Lender, so long as (I) each Lender under the applicable tranche or tranches that are being extended has the opportunity to participate in such extension on the same terms and conditions as each other Lender in such tranche or tranches, (II) any voluntary or mandatory prepayments of the Loans of each non-extending Lender are made ratably with (or prior to) loans under the applicable extended tranche or tranches and (III) such other terms and conditions to be mutually agreed apply thereto) or the voting percentages, (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of the collateral or the value of the Guaranties, taken as a whole, provided by the Guarantors, (c) the consent of the Lenders holding aggregate commitments and/or outstandings representing more than 50% of the aggregate commitments and/or outstandings under each individual tranche of the Senior Secured Credit Facilities adversely affected by such change will be required to change the required application of repayments as between the various tranches (including the “super-priority” status of outstandings under the Revolving Credit Facility set forth in the “payment waterfall” under the Credit Documentation), (d) any amendment or waiver of any condition precedent to an extension of credit under the Revolving Credit Facility shall require the consent of the Lenders holding commitments under the Revolving Credit Facility representing more than 50% of the aggregate commitments under the Revolving Credit Facility and (e) additional class voting rights for Lenders under each affected tranche of the Senior Secured Credit Facilities shall be required for certain other types of amendments and waivers; provided that if any of the matters described in clause (a) or (b) above is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having its Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions described above or (y) with the express written consent of the Required Lenders, terminate the commitment of any non-consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Loans and participations held by such Lender.
In addition, the Credit Documentation shall provide for the amendment (or amendment and restatement) of the Credit Documentation to provide for a new tranche of replacement term loans to replace all of the Term Loans of a given tranche under the Senior Secured Credit Facilities, subject to customary limitations (including as to tenor, weighted average life to maturity, "effective yield" and applicable covenants prior to the Term Loan Maturity Date), with the consent of the Administrative Agent, the Borrower and the Lenders providing such replacement term loans (including the right of the Borrower to require the applicable Lenders to assign their Term Loans to the providers of any replacement term loan).

Defaulting Lenders:
If any Lender becomes a Defaulting Lender (to be defined on terms reasonably satisfactory to the Administrative Agent and the Borrower) at any time, the Borrower shall be obligated to enter into arrangements reasonably satisfactory to the Issuing Lender and the Swingline Lender to eliminate each such person’s risk with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans, as the case may be, including cash collateralizing such Defaulting Lender’s pro rata share of all participations in Letters of Credit and Swingline Loans.

Indemnification:
The Credit Documentation will contain customary indemnities for the Administrative Agent, the Lead Arranger, the Swingline Lender, the Issuing Lender, the Lenders and their respective affiliates’ employees, officers and agents as reasonably determined by the Administrative Agent and the Borrower, in each case other than as a result of (i)(a) such person’s or any of its affiliates’, respective officers’, director’s, employees’, agents’ or controlling person’s gross negligence, bad faith or willful misconduct or (b) any material breach of the obligations of such person under the Credit Documentation, in each case as determined by a court of competent jurisdiction in a final and non-appealable judgment, or (ii) for any dispute solely among indemnified persons other than claims against DB or any other Lender in its capacity or in fulfilling its role as an agent or arranger or any other similar role under the Senior Secured Credit Facilities and other than claims arising out of any act or omission of the Borrower or any subsidiary thereof.

Governing Law and Forum:	All documentation shall be governed by the internal laws of the State of New York (except real estate security documentation that the Administrative Agent determines should be governed by local law).
Counsel to Administrative Agent and Lead Arranger:	White & Case LLP.

1 Covenant to conform to treatment of certain Unrestricted Subsidiaries as provided in the Description of Second-Lien Notes.

2 In any event, the designation of a subsidiary as an Unrestricted Subsidiary will require demonstration of pro forma compliance with a Total Leverage Ratio of 7.00:1.00.

B-1

Annex A

Radio One, Inc.
$400,000,000 Senior Secured Credit Facilities
Indicative Certain Negative Covenant Exceptions and Baskets

[TO FOLLOW AFTER REVIEW OF TERMS REQUIRED BY EXISTING NOTEHOLDERS]

Annex A-1

EXHIBIT C

Radio One, Inc.

$400,000,000 Senior Secured Credit Facilities

Summary of Additional Conditions Precedent

Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the commitment letter to which this Exhibit C is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter.  In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

The initial borrowing under the Senior Secured Credit Facilities on the Closing Date shall be subject to the following additional conditions precedent:

1.           The execution and delivery of definitive Credit Documentation consistent with the terms of the Commitment Letter and the Term Sheets, in each case prepared by counsel to the Administrative Agent, and otherwise reasonably satisfactory to the Administrative Agent and the Borrower.

2.           The structure and all material terms of, and the material documentation for, each component of the Transaction shall be reasonably satisfactory in form and substance to the Administrative Agent (including, in the case of the Grid Notes, amortization, maturity, interest rate, covenants, defaults, remedies, sinking fund provisions and guaranties), and such documentation shall be in full force and effect.  All conditions precedent to the consummation of the Transaction as set forth in the documentation relating thereto shall have been satisfied, and not waived except with the consent of the Administrative Agent, to the reasonable satisfaction of the Administrative Agent.  Substantially contemporaneously with the execution and delivery of the Credit Documentation, each component of the Transaction shall be consummated in all material respects in accordance with the documentation therefor and all applicable laws.  The Administrative Agent hereby agrees that the structure and terms of, and documentation for, the Transaction as set forth in:

(i)           the Description of Second-Lien Notes delivered to the Administrative Agent on June 16, 2010 (the “Description of Second-Lien Notes”);

 (ii)           the Description of Exchange Notes delivered to the Administrative Agent on June 16, 2010;

(iii)           the Offering Memorandum and Consent Solicitation Statement with respect to the Existing Notes and the Grid Notes dated June 16, 2010 (the “Offering Memorandum”);

(iv)           the Letter of Transmittal with respect to the Exchange Offer and Consent Solicitation delivered to the Administrative Agent on June 16, 2010;

(v)           the Eligibility Letter delivered to the Administrative Agent on June 16, 2010;

(vi)           the Registration Rights Agreement for the Exchange Notes delivered to the Administrative Agent on June 16, 2010;

(vii)           the Registration Rights Agreement for the Second Lien Notes delivered to the Administrative Agent on June 16, 2010;

(viii)           the Note Purchase Agreement in the form of Attachment A to the Offering Memorandum delivered to the Administrative Agent on June 16, 2010;

(ix)           the Subscription Certificate in the form of Attachment B to the Offering Memorandum delivered to the Administrative Agent on June 16, 2010;

(x)           the Fourth Supplemental Indenture to Indenture dated as of February 10, 2005 in the form of Attachment C to the Offering Memorandum delivered to the Administrative Agent on June 16, 2010;

(xi)           the Ninth Supplemental Indenture to Indenture dated as of May 18, 2001 in the form of Attachment C to the Offering Memorandum delivered to the Administrative Agent on June 16, 2010; and

 (xii)           the TV One LLC Agreement;

are acceptable to the Administrative Agent.

3.           Substantially contemporaneously with the initial borrowing under the Senior Secured Credit Facilities, the Borrower shall have consummated the Exchange Offer and Consent Solicitation, the Minimum Condition (as defined below) for the Existing Notes shall have been satisfied, the Exchange shall have been consummated and the Existing Notes Indenture Amendments shall have been entered into (and shall be in full force and effect), all to the reasonable satisfaction of the Administrative Agent.  As used herein, “Minimum Condition” means, with respect to the Existing Notes, that at least 80% of the aggregate principal amount of all outstanding Existing Notes shall have been validly tendered, and not withdrawn, pursuant to the Exchange Offer and Consent Solicitation therefor.

4.           Substantially contemporaneously with the initial borrowing under the Senior Secured Credit Facilities, all obligations of the Borrower and its Restricted Subsidiaries with respect to the indebtedness being refinanced pursuant to the Refinancing shall have been paid in full (other than letters of credit incorporated as Letters of Credit or back-stopped with replacement Letters of Credit), and all commitments, security interests and guaranties in connection therewith shall have been terminated and released, all to the reasonable satisfaction of the Administrative Agent.  After giving effect to the consummation of the Transaction, the Borrower and its Restricted Subsidiaries shall have no outstanding preferred equity or indebtedness, except for indebtedness incurred pursuant to the (i) the Grid Notes, (ii) the Senior Secured Credit Facilities, (iii) Existing Notes not exchanged pursuant to the Exchange in accordance with paragraph 3 above and (iv) such other existing indebtedness permitted by the Credit Documentation (the “Existing Indebtedness”).

5.           The Borrower shall have received gross cash proceeds (calculated before underwriting fees) from the Second-Lien Grid Notes, in each case equal to principal amount specified for such financing in Exhibit A to the Commitment Letter.

6.           All necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction and the authorization, execution, delivery and performance of the Credit Documentation shall have been obtained and remain in effect (except for filings which are necessary to perfect the security interests on assets acquired after the Closing Date).  Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Transaction or the transactions contemplated by the Senior Secured Credit Facilities.

7.           No litigation by any entity (private or governmental) shall be pending or, to the knowledge of the Borrower, threatened with respect to the Senior Secured Credit Facilities or any documentation executed in connection therewith, or with respect to the Transaction.

8.           All Loans and all other financings to the Borrower (and all guaranties thereof and security therefor), as well as the Transaction and the consummation thereof, shall be in compliance in all material respects with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.

9.           The Guaranties, Security Agreements and the Intercreditor Agreement required by the Summary of Terms shall have been executed and delivered in form, scope and substance reasonably satisfactory to the Administrative Agent and the Borrower, and the Lenders shall have a first priority perfected security interest (subject to permitted liens) in all assets of the Borrower and the Guarantors as, and to the extent, required by the Summary of Terms.

10.           The Lenders shall have received (1) reasonably satisfactory legal opinions from counsel (including, without limitation, New York counsel) covering matters reasonably acceptable to the Agents (including, without limitation, a no-conflicts opinion as to certain Existing Indebtedness (if any) of the Borrower and its Restricted Subsidiaries), (2) a solvency certificate, in form and substance reasonably satisfactory to the Agents, from the chief financial officer of the Borrower and covering the solvency of the Borrower and its Restricted Subsidiaries, taken as a whole, (3) evidence of insurance maintained by the Borrower and its subsidiaries as required by the Credit Documentation, (4) customary insurance certificates naming the Administrative Agent (on behalf of the Lenders) as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its Restricted Subsidiaries forming part of the Collateral and (5) other customary and reasonably satisfactory closing and corporate documents, resolutions, certificates, instruments, lien searches and other customary deliverables.

11.           The Agents shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of the Borrower and its subsidiaries for the three fiscal years of the Borrower and its subsidiaries ended at least 90 days prior to the Closing Date, (2) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower and its subsidiaries for each fiscal quarter of the Borrower and its subsidiaries ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, and (3) reasonably detailed projected consolidated financial statements of the Borrower and its Restricted Subsidiaries for at least the five fiscal years ended after the Closing Date, which projections shall (x) reflect the forecasted consolidated financial condition of the Borrower and its Restricted Subsidiaries after giving effect to the Transaction and the related financing thereof and (y) be prepared and approved by the Borrower (it being understood that the Agents have received the projected consolidated financial statements required in clause (3) above).

12.           All invoiced, reasonable out-of-pocket costs, fees, expenses (including, without limitation, legal fees and expenses of one primary counsel, one local counsel in each relevant jurisdiction and one regulatory counsel) and other compensation contemplated by this Summary the Term Sheets, payable to each Agent and the Lenders or otherwise payable in respect of the Transaction shall have been paid to the extent then earned and due.

13.           The Agents shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act to the extent requested at least 10 days prior to the Closing Date.

C-4

Annex A

Radio One, Inc.
$400,000,000 Senior Secured Credit Facilities
Indicative Certain Negative Covenant Exceptions and Baskets1

I.
Indebtedness: The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness (to be defined), subject to certain exceptions, including but not limited to:

(a)
Indebtedness assumed in connection with a Permitted Acquisition (“Permitted Acquired Debt”); provided that (i) such Indebtedness was not incurred in contemplation of such Permitted Acquisition and (ii) the aggregate amount of all such Permitted Acquired Debt does not exceed $1.0 million at any one time outstanding;

(b)
Indebtedness incurred by the Borrower to finance any Subsequent TV One Investment (as defined below) (the “Permitted TV One Debt”), and guaranties thereof by the Guarantors; provided that (i) immediately after the incurrence of such Indebtedness, the Borrower shall be in compliance, on a pro forma basis, with (x) the maximum Total First-Lien Net Leverage Ratio and the minimum Interest Coverage Ratio covenant levels then in effect under the applicable Financial Covenants and (y) a maximum Total Leverage Ratio (to be defined) of 8.50:1.00, in each case as of the last day of the four consecutive fiscal quarter period most recently ended prior to the date of such incurrence for which financial statements have been delivered to the Lenders pursuant to the Credit Documentation (each such period for which pro forma compliance is to be determined in this Annex A, a “Calculation Period”),2 (ii) such Indebtedness (v) shall not be subject to scheduled amortization or have a final stated maturity, in any case prior to the date occurring six months following the Term Loan Maturity Date, (w) contains covenants and events of default that are no more restrictive taken as a whole to the Borrower and its Restricted Subsidiaries than those contained in the Second-Lien Grid Note Indenture, (x) contains no prepayment or redemption provisions other than as required as a result of a “change of control” or “asset sale” if the “change of control” or “asset sale” provision applicable to such Indebtedness is no more favorable to the holders of such Indebtedness than the applicable provisions of the Second-Lien Grid Note Indenture and such Indebtedness specifically provides that the Borrower or a Restricted Subsidiary will not prepay, repurchase or redeem any such Indebtedness pursuant to such provision prior to the Borrower’s repayment of all Indebtedness and related obligations outstanding under the Credit Documentation, (y) is not guaranteed by any person other than a Guarantor and (z) if secured by any Liens, same are permitted as provided under subsection II(b) below, and (iii) the documentation governing such Indebtedness shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent;

(c)
Permitted Subordinated Debt3 and guaranties thereof by the Guarantors, provided that (i) no Default or Event of Default then exists or would result therefrom, (ii) immediately after the incurrence of such Indebtedness, the Borrower shall be in compliance, on a pro forma basis, with (x) the maximum Total First-Lien Net Leverage Ratio and the minimum Interest Coverage Ratio covenant levels then in effect under the applicable Financial Covenants and (y) a maximum Total Leverage Ratio of 7.00:1.00, in each case as of the last day of  the Calculation Period then last ended;

(d)	Indebtedness in respect of the Second-Lien Grid Notes (and guaranties thereof by the Guarantors) in an aggregate principal amount not to exceed $100.0 million at any time outstanding;

(e)	Indebtedness in respect of the Unsecured Grid Notes (and guaranties thereof by the Guarantors) in an aggregate principal amount not to exceed $282.0 million at any time outstanding;

(f)
Indebtedness in respect of the Existing Notes (as amended by the Existing Notes Indenture Amendments), and guaranties thereof by the Guarantors, in an aggregate outstanding principal amount not to exceed at any time the outstanding principal of the remaining Existing Notes on the Closing Date (immediately following the consummation of the Exchange Offer and Consent Solicitation);

(g)	any Permitted Refinancing Indebtedness (to be mutually defined);4 and

(h)	so long as no Default or Event of Default then exists or would result therefrom, other Indebtedness in an aggregate principal amount at any time outstanding not to exceed $30.0 million.

II.
Liens: The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, or suffer to exist, any Lien (to be defined) on any of its assets of any kind, whether now owned or hereafter acquired, subject to certain exceptions, including but not limited to the following:

(a)
Liens securing Permitted Acquired Debt, provided that (i) such Liens were not incurred in contemplation of the respective Permitted Acquisition and (ii) such Liens do not extend to any assets beyond those acquired;

(b)
Liens on the Collateral securing Permitted TV One Debt (and guaranties thereof by the Guarantors) and Permitted Refinancing Indebtedness in respect thereof, provided that (i) such Liens are subordinated to the Liens securing the obligations under the Senior Secured Credit Facilities and the Second-Lien Grid Notes and (ii) such Liens are subject to an intercreditor agreement on terms no less favorable to the Lenders than those applicable to the Second-Lien Grid Notes as provided in the Intercreditor Agreement and otherwise in form and substance reasonably satisfactory to the Administrative Agent;

(c)
Liens arising out of the existence of judgments or awards (i) in respect of which the Borrower or any of its Restricted Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash and the fair market value of all other property subject to such Liens does not exceed $10.0 million at any time outstanding; or (ii) with respect to which payment in full above any applicable customary deductible is covered by insurance from a reputable third-party insurance provider which has been notified thereof in writing and not denied or contested coverage;

(d)
Liens securing Indebtedness under the Second-Lien Grid Notes (and guarantees thereof) to the extent permitted under subsection I(d) above, provided that such Liens are subject to the terms of the Intercreditor Agreement; and

(e)
other Liens incurred in the ordinary course of business, provided that such Liens (i) do not encumber any assets of the Borrower or any of its Restricted Subsidiaries the fair market value of which exceeds the amount of the Indebtedness or other obligations secured by such assets, (ii) do not materially impair the use of such assets in the operation of the business of the Borrower or any Restricted Subsidiary and (iii) do not secure obligations in excess of $1.0 million in the aggregate at any time outstanding.

III.
Dividends: The Borrower will not, and will not permit any of its Restricted Subsidiaries to, authorize, declare or pay any Dividends (to be defined but, in any event, to include the repurchase of Equity Interests (to be defined) of the Borrower) with respect to the Borrower or any of its Restricted Subsidiaries, subject to certain exceptions, including but not limited to:

(a)
the Borrower may pay cash Dividends on its Equity Interests or redeem, repurchase or otherwise acquire for value in cash outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchase the Borrower’s common stock), provided that (i) no Default or Event of Default then exists or would result therefrom, (ii) immediately before and after such payment, redemption, repurchase or acquisition, the Borrower shall be in compliance, on a pro forma basis, with (x) the maximum Total First-Lien Net Leverage Ratio and the minimum Interest Coverage Ratio covenant levels then in effect under the applicable Financial Covenants and (y) a maximum Total Leverage Ratio of 7.00:1.00, in each case as of the last day of the Calculation Period then last ended, and (iii) the sum of (A) the aggregate amount of cash Dividends paid by the Borrower plus (B) the aggregate amount of cash paid by the Borrower in respect of all such redemptions, repurchases or acquisitions shall not exceed (I) the sum of (x) net cash proceeds received by the Borrower from the issuance of common stock and Qualified Preferred Stock (to be defined as Preferred Equity (to be defined) other than Disqualified Preferred Stock (as defined below)) of the Borrower (other than net cash proceeds of Equity Interests referred to in subsections III(b) and (d) below) to persons other than a subsidiary of the Borrower and not otherwise applied plus (y) the cumulative retained Excess Cash Flow of the Borrower (such sum, the “Available Basket Amount”)5 minus (II) the aggregate amount of repurchases, redemptions and prepayments made in reliance on subsections IV(a) and IV(c) below minus (III) the aggregate amount of Investments made (or deemed made) in reliance on subsections V(g) and (h) below minus (IV) the aggregate amount of Dividends, redemptions, repurchases and acquisitions made in reliance on subsections III(c) and (d) below;

(b)
the Borrower may redeem, repurchase or otherwise acquire for value, at any time on or after the date that is two and one-half years after the Closing Date, outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchase the Borrower’s common stock), in each case (i) in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Preferred Stock) or (ii) from the net cash proceeds of a substantially concurrent cash contribution to the common equity capital of the Borrower (other than cash from the Borrower, a Restricted Subsidiary, TV One or Reach Media), provided that the amount of any such net cash proceeds utilized for such purpose will be excluded for purposes of the determination of the Available Basket Amount;

(c)
the Borrower may pay cash Dividends on its Equity Interests, or redeem, repurchase or otherwise acquire for value in cash outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchase the Borrower’s common stock); provided that (i) no Event of Default then exists or would result therefrom, (ii) immediately before and after giving effect thereto, the Borrower shall be in compliance, on a pro forma basis, with the maximum Total First-Lien Net Leverage Ratio and the minimum Interest Coverage Ratio covenant levels then in effect under the applicable Financial Covenants, in each case as of the last day of the Calculation Period then last ended and (iii) the aggregate amount of all such Dividends does not exceed the sum of (x) $15.0 million minus (y) the aggregate amount of repurchases, redemptions and prepayments made in reliance on subsection IV(c) below minus (z) the aggregate amount of Investments made (or deemed made) in reliance on subsection V(g) below; and

(d)
the Borrower may declare and pay Dividends or other payments or distributions on account of the Borrower’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower) or redeem, repurchase, retire, defease or otherwise acquire any Equity Interests of the Borrower in connection with a substantially concurrent Going Private Transaction (as defined in the Description of Second-Lien Notes) (i) out of the net cash proceeds of the substantially concurrent sale (other than to a subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Preferred Stock) or (ii) from the net cash proceeds of a substantially concurrent cash contribution to the common equity capital of the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Dividend, other distribution, redemption, repurchase, retirement, defeasance or other acquisition of the Borrower’s Equity Interests will be excluded for purposes of the determination of the Available Basket Amount.

IV.
Prepayments of Indebtedness: The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar required “repurchase” event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other person money or securities before due for the purpose of paying when due), any Grid Notes, any Existing Notes, any Permitted TV One Debt, any Unsecured Indebtedness (to be defined) or any Subordinated Indebtedness (to be defined), subject to certain exceptions, including but not limited to:

(a)
the Borrower may repurchase, redeem or prepay any Grid Notes, any Permitted TV One Debt, any Unsecured Indebtedness and any Subordinated Indebtedness, provided that (i) no Default or Event of Default then exists or would result therefrom, (ii) immediately before and after such repurchase, redemption or prepayment, the Borrower shall be in compliance, on a pro forma basis, with (x) the maximum Total First-Lien Net Leverage Ratio and the minimum Interest Coverage Ratio covenant levels then in effect under the applicable Financial Covenants and (y) a maximum Total Leverage Ratio of 7.00:1.00, in each case as of the last day of the Calculation Period then last ended, (iii) the aggregate amount of such repurchases, redemptions or prepayments shall not exceed the sum of (A) the Available Basket Amount minus (B) the aggregate amount of cash Dividends paid by the Borrower and cash paid by the Borrower in respect of redemptions, repurchases or acquisitions, in each case made in reliance on subsections III(a), (c) and (d) above minus (C) the aggregate amount of Investments made (or deemed made) in reliance on subsections V(g) and (h) below minus (D) the aggregate amount of such repurchases, redemptions or prepayments made in reliance on subsection IV(c) below, and (iv) any such Indebtedness so repurchased is permanently canceled;

(b)
the Borrower may repurchase, redeem or prepay any Existing Notes; provided that (i) no Default or Event of Default then exists or would result therefrom, (ii) immediately before and after such repurchase, redemption or prepayment, the Borrower shall be in compliance, on a pro forma basis, with the maximum Total First-Lien Net Leverage Ratio and the minimum Interest Coverage Ratio covenant levels then in effect under the applicable Financial Covenants, in each case as of the last day of the Calculation Period then last ended, and (iii) any Existing Notes so repurchased are permanently canceled; and

(c)
other repurchases, redemptions or prepayments of any Grid Notes, any Permitted TV One Debt, any Unsecured Indebtedness and any Subordinated Indebtedness, provided that (i) no Event of Default then exists or would result therefrom, (ii) immediately before and after such repurchase, redemption or prepayment, the Borrower shall be in compliance, on a pro forma basis, with the maximum Total First-Lien Net Leverage Ratio and the minimum Interest Coverage Ratio covenant levels then in effect under the applicable Financial Covenants, in each case as of the last day of the Calculation Period then last ended, (iii) the aggregate amount of all such repurchases, redemptions and prepayments does not exceed the sum of (x) $15.0 million minus (y) the aggregate amount of all Dividends made in reliance on subsection (III)(c) above minus (z) the aggregate amount of Investments made (or deemed made) in reliance on subsection V(g) below, and (iv) any such Indebtedness so repurchased is permanently canceled.

V.
Investments: The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to another Person, or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by, such other Person, together with all items that are barter contributions or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP, or hold any cash or cash equivalents or purchase or otherwise acquire (in one or a series of related transactions) all or a substantial portion of the property or assets or business of another person or assets constituting a business unit, line of business, division or radio station of any person (each of the foregoing an “Investment” and, collectively, “Investments”), subject to certain exceptions, including but not limited to:

(a)	the Initial TV One Investment;

(b)
the acquisition of Equity Interests in TV One from the DirecTV Investors by the Borrower or any of its wholly owned Restricted Subsidiaries pursuant to the provisions of the TV One LLC Agreement (a “TV One DTV Investment”); provided, that any such Equity Interests of TV One, if not acquired by ROCH, shall be immediately contributed to ROCH;

(c)
the acquisition by the Borrower or any of its wholly owned Restricted Subsidiaries from the “Class D Members” described and defined in the TV One LLC Agreement of 5% or less of the outstanding Equity Interests of TV One, to the extent not acquired in the Initial TV One Investment (a “TV One Management Investment”); provided, that any such Equity Interests of TV One, if not acquired by ROCH, shall be immediately contributed to ROCH;

(d)
any payments with respect to the Equity Interests in TV One acquired in connection with the TV One Management Investment and the Initial TV One Investment, solely through true-up payments to the “Class D Members” and/or the financial investor members of TV One (a “TV One Management True-Up" and a "Financial Investor True-Up”, respectively) in accordance with the terms of the TV One LLC Agreement, provided, that the aggregate amount of all such Investments shall not exceed $15.0 million;

(e)
any payments with respect to the Equity Interests in TV One acquired in connection with the TV One DTV Investment, solely through true-up payments to the Direct TV Investors (a “DTV True-Up”) in accordance with the terms of the TV One LLC Agreement;

(f)
additional Investments by ROCH in TV One, provided that (i) no Default or Event of Default then exists or would result therefrom, (ii) such Investments are solely to fund capital calls made by TV One pursuant to the TV One LLC Agreement and/or arising in connection with or as a result of the TV One DTV Investment, the Initial TV One Investment and/or the TV One Management Investment; and (iii) the aggregate amount of all such Investments shall not exceed $21.0 million and the net amount (after giving effect to a substantially concurrent dividend by TV One) of all such Investments shall not exceed $9.0 million (with Investments pursuant to this clause (f), together with the Investments described in clauses (b), (c), (d) and (e) above, and in each case, including any reasonable related fees and expenses, being referred to herein as the “Subsequent TV One Investments”);

(g)
other Investments, provided that (i) no Event of Default then exists or would result therefrom, (ii) immediately before and after the date of such Investment, the Borrower shall be in compliance, on a pro forma basis, with the maximum Total First-Lien Net Leverage Ratio and the minimum Interest Coverage Ratio covenant levels then in effect under the applicable Financial Covenants, in each case as of the last day of the Calculation Period then last ended and (iii) the aggregate amount of all such Investments does not exceed (w) $15.0 million minus (x) the aggregate amount of all Dividends made in reliance on subsection (III)(c) above minus (y) the aggregate amount of repurchases, redemptions and prepayments made in reliance on subsection IV(c) above minus (z) the aggregate amount of Investments deemed made pursuant to the last sentence of this Section V, if the Borrower elects in writing to charge such Investments to this clause (g) as provided below;

(h)
additional Investments, provided that (i) no Default or Event of Default then exists or would result therefrom, (ii) immediately before and after such Investment, the Borrower shall be in compliance, on a pro forma basis, with (x) the maximum Total First-Lien Net Leverage Ratio and the minimum Interest Coverage Ratio covenant levels then in effect under the applicable Financial Covenants and (y) a maximum Total Leverage Ratio of 7.00:1.00, in each case as of the last day of the Calculation Period then last ended, and (iii) the aggregate amount of such Investments shall not exceed the sum of (A) the Available Basket Amount minus (B) the aggregate amount of cash Dividends paid by the Borrower and cash paid by the Borrower in respect of redemptions, repurchases or acquisitions, in each case made in reliance on subsections III(a), (c) and (d) above minus (C) the aggregate amount of repurchases, redemptions and prepayments made in reliance on subsections IV(a) and (c) above minus (D) the aggregate amount of such Investments made (or deemed made) in reliance on subsection V(g) above minus (E) the aggregate amount of Investments deemed made pursuant to the last sentence of this Section V, if the Borrower elects in writing to charge such Investments to this clause (h) as provided below;

(i)	Permitted Acquisitions; and

(j)	additional Investments in an aggregate amount not to exceed $10.0 million; provided that no Event of Default then exists or would result therefrom.

For so long as TV One remains an Unrestricted Subsidiary under the terms of the Credit Documentation, any Investments made by TV One or any of its subsidiaries, if any, in any Radio One Securities (as defined in the Description of Second-Lien Notes) or in any person who is not otherwise engaged in a TV One Permitted Business (as defined in the Description of Second-Lien Notes) (other than certain permitted Investments of the type described in the corresponding covenant described in the Description of Second-Lien Notes) will be deemed to have been made by the Borrower.  If such Investment is deemed to be made by the Borrower as provided above and not permitted to be made by the Borrower as of such date pursuant to subsection V(g) or (h) above (as elected by the Borrower), then the Borrower will be in default of such covenant.

VI.
Asset Sales: The Borrower will not, and will not permit any of its Restricted Subsidiaries to convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of inventory in the ordinary course of business), or enter into any sale-leaseback transactions, subject to certain exceptions, including but not limited to:

(a)
the Borrower and its Restricted Subsidiaries may from time to time sell Equity Interests of Unrestricted Subsidiaries, so long as (i) no Event of Default then exists or would result therefrom, (ii) the Borrower or the respective Restricted Subsidiary receives at least fair market value, (iii) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents (to be mutually defined) and is paid at the time of the closing of such sale and (iv) the net sale proceeds therefrom are applied and/or reinvested as (and to the extent) required by the Credit Documentation;

(b)
the Borrower and its Restricted Subsidiaries may from time to time sell additional assets (other than Equity Interests of any Restricted Subsidiary, unless all of the Equity Interests of such Restricted Subsidiary are sold), so long as (i) no Event of Default then exists or would result therefrom, (ii) the Borrower or the respective Restricted Subsidiary receives at least fair market value, (iii) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, (iv) the net sale proceeds therefrom are applied and/or reinvested as (and to the extent) required by the Credit Documentation, and (v) the sum of Consolidated EBITDA derived from the assets related to any such disposition (measured for the most recently ended Calculation Period) plus the Consolidated EBITDA derived from the assets related to all other dispositions of assets consummated pursuant to this clause (b) (measured for the applicable Calculation Period most recently ended prior to such other disposition), shall represent not more than 25% of the Borrower’s Consolidated EBITDA (measured for the most recently ended Calculation Period) at the time such disposition is consummated; and

(c)	the Borrower and its Restricted Subsidiaries may from time to time enter into Asset Swaps (as defined in the Description of Second-Lien Notes) on conditions to be mutually agreed.

VII.
Limitation on Issuance of Equity Interests by the Borrower: The Borrower will not issue6 (i) any Disqualified Preferred Stock (to be defined)7 or (ii) any redeemable common stock or other redeemable common Equity Interests (other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower), subject to certain exceptions, including:

(a)
the Borrower may from time to time issue Disqualified Preferred Stock, so long as (i) except in connection with an issuance of additional shares of Disqualified Preferred Stock to pay in kind regularly scheduled Dividends on then outstanding Disqualified Preferred Stock, no Event of Default shall exist at the time of any such issuance or immediately after giving effect thereto and (ii) immediately giving effect to such issuance, the Borrower shall be in compliance, on a pro forma basis, with (x) the maximum Total First-Lien Net Leverage Ratio and the minimum Interest Coverage Ratio covenant levels then in effect under the applicable Financial Covenants and (y) a maximum Total Leverage Ratio of 7.00:1.00, in each case as of the last day of the Calculation Period then last ended.

1           The exceptions and baskets described in this Annex A do not constitute all exceptions to the negative covenants; additional exceptions as may be mutually agreed shall also be incorporated into the Credit Documentation.

2           For each covenant exception in this Annex A which requires a determination of pro forma compliance with a financial ratio, the Borrower shall also be required to deliver to the Administrative Agent an officer’s certificate and related calculations (in reasonable detail).

3 “Permitted Subordinated Debt” shall mean any subordinated Indebtedness of the Borrower, all of the terms and conditions (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies, guaranties and subordination provisions) which are reasonably satisfactory to the Administrative Agent, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms of the Credit Documentation and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness shall be secured by any asset of the Borrower or any of its Restricted Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any person other than a Guarantor, (iii) except for the covenants described in clauses (iv) and (v) below, no such Indebtedness shall be subject to scheduled amortization or required redemption or repayment or have a final maturity, in any case prior to the date occurring six months following the Term Loan Maturity Date, (iv) any “change of control” covenant included in the indenture governing such Indebtedness shall provide that, before the mailing of any required “notice of redemption” in connection therewith, the Borrower shall covenant to (I) obtain the consent of the Required Lenders or (II) pay the all amounts owing under the Senior Secured Credit Facilities in full in cash, (v) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness shall provide that the Borrower or the respective Restricted Subsidiary shall be permitted to repay obligations, and terminate commitments, under “senior debt” (including the Credit Documentation) before offering to purchase such Indebtedness, (vi) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (vii) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default”, (viii) the subordination provisions contained therein shall provide for a permanent block on payments with respect to such Indebtedness upon a payment default with respect to “senior debt” and cover all obligations under the Senior Secured Credit Facilities and interest rate agreements (including post-petition interest, whether or not allowed), and (ix) the redemption provisions, covenants, remedies and events of defaults shall be no more restrictive taken as a whole than those contained in the Second-Lien Grid Note Indenture.

4           The definition of “Permitted Refinancing Indebtedness” will include, among other exceptions, the refinancing of the Permitted TV One Debt, so long as such refinancing Indebtedness continues to satisfy the conditions set forth in clause (ii) of subsection (I)(b) above.

5 Available Basket Amount will be adjusted as provided in clauses 3(c) and (d) of the second paragraph of the “Restricted Payments” covenant referred to in the Description of Second-Lien Notes to account for (i) the return of capital on certain Investments and the redesignation of new Unrestricted Subsidiaries as Restricted Subsidiaries and (ii) dividends or other distributions received in cash or Cash Equivalents by the Borrower or a Restricted Subsidiary from an Unrestricted Subsidiary (other than TV One or Reach Media); provided that such dividends or distributions have not been included in the calculation of Consolidated Net Income for the Borrower.

6 Any increase in the liquidation preference of Disqualified Preferred Stock in accordance with its terms (whether as a payment of Dividends in lieu of cash or otherwise) shall be treated as an “issuance” of Disqualified Preferred Stock for all purposes of the Credit Documentation.

7 “Disqualified Preferred Stock” will be defined as Preferred Equity that (i) contains covenants that are more restrictive taken as a whole than those contained in the Unsecured Grid Notes, (ii) matures or contains a mandatory put, repayment, repurchase, redemption, sinking fund or similar provision, in any such case prior to the six month anniversary of the Term Loan Maturity Date (except as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other obligations that are accrued and payable, and the termination of the commitments, under the Senior Secured Credit Facilities) or (iii) is redeemable at the option of the holder thereof (other than for Qualified Preferred Stock and common stock of the Borrower).

Annex A-1

Annex B

Radio One, Inc.
$400,000,000 Senior Secured Credit Facilities
Certain Other Provisions

I.
Consolidated EBITDA Add-Backs: The add-backs to Consolidated EBITDA shall include (without limitation): (i) Interactive One losses incurred prior to December 31, 2011 in an amount not to exceed $12.0 million, (ii) customary and reasonable fees and expenses incurred in connection with any Investment (including any Permitted Acquisition), issuance of Equity Interests, material disposition and incurrence or issuance of Indebtedness permitted by the Credit Documentation (in each case, whether or not consummated), and (iii) for purposes of the determination of compliance with the Financial Covenants and the calculation of the Total First-Lien Net Leverage Ratio for purposes of determining step-downs on Excess Cash Flow repayments as contemplated under the heading of the Summary of Terms entitled “Mandatory Repayments and Commitment Reductions” only, the Borrower’s proportional share of the “EBITDA” of Reach Media and TV One (determined in accordance with the common equity interests of the Borrower in the applicable entity), so long as Reach Media or TV One, as the case may be, remains a subsidiary of the Borrower.

II.
Determination of Interest Expense: The following shall be treated as interest expense for purposes of the calculation of the Interest Coverage Ratio: (i) Dividend requirements on any Disqualified Preferred Stock and (ii) the Borrower’s proportional share of the interest expense of Reach Media and TV One (determined in accordance with the common equity interests of the Borrower in the applicable entity), so long as Reach Media or TV One, as the case may be, remains a subsidiary of the Borrower.

III.
Treatment of Preferred Stock:  Disqualified Preferred Stock shall be treated as indebtedness for purposes of the determination of the Total Leverage Ratio and Total First-Lien Net Leverage Ratio.  Qualified Preferred Stock shall not be treated as indebtedness for purposes of the determination of the Total Leverage Ratio and Total First-Lien Net Leverage Ratio.

IV.
Adjustments to Total Consolidated Net First-Lien Debt: For purposes of the determination of compliance with the Financial Covenants and the calculation of the Total First-Lien Net Leverage Ratio for purposes of determining step-downs on Excess Cash Flow repayments as contemplated under the heading of the Summary of Terms entitled “Mandatory Repayments and Commitment Reductions” only, Total Consolidated Net First-Lien Debt shall include the Borrower’s proportional share of the “first-lien secured indebtedness” of Reach Media and TV One (determined in accordance with the common equity interests of the Borrower in the applicable entity), so long as Reach Media or TV One, as the case may be, remains a subsidiary of the Borrower.

Annex B-1